THE MARCUS CORPORATION
RETIREMENT INCOME PLAN

(Effective June 1, 1990)

(Includes Amendments 1, 2 and 3)

i

ARTICLE I. DEFINITIONS

        Section 1.01. Definitions. The following words and phrases when used herein shall have the following meanings, except as otherwise required by the context:

            (a)     “Accrued Benefit” means the monthly benefit amount calculated pursuant to Section 5.1 hereof and payable in the form of a life-only annuity commencing the month next following the later of the Participant’s sixty-fifth (65th) birthday or Termination Date.

            (b)     “Actuarial Equivalent” means a benefit of equivalent value calculated using an interest rate of eight percent (8%) per annum compounded annually and a mortality rate based upon the 1984 UP Mortality Table for purposes of converting from one periodic form of payment to another, including, without limitation, different commencement dates for payment, and for purposes of converting from a periodic form of payment to a lump sum form of payment under Sections 503(b)(ii) and 5.3(d) hereof.

            (c)     “Administrator” means the Marcus Plan Administration and Investment Committee appointed to administer, among other things, The Marcus Corporation Pension Plus Plan and this Income Plan.

            (d)     “Average Monthly Earnings” means a Participant’s total compensation from the Employers for the five (5) calendar years during which the Participant’s compensation was highest within the last ten (10) consecutive calendar years preceding his Termination Date, divided by sixty (60). For purposes of making this calculation, compensation shall include amounts paid by the Employers to a Participant in the form of salary, bonuses and commissions, before payroll deductions and any reductions in compensation for amounts deferred through The Marcus Corporation Pension Plus Plan, The Marcus Corporation Deferred Compensation Plan and any Code Section 125 arrangement, but shall exclude imputed income and any other additional remuneration and/or expense reimbursement which the Administrator, in its sole discretion, determines not to be compensation hereunder.

            (e)      “Board” means the Board of Directors of the Company.

            (f)     “Code” means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

            (g)     “Company” means The Marcus Corporation.

            (h)     “Date of Hire” means the date on which an Executive becomes employed with any Employer.

            (i)     “Employer” means the Company and each of its subsidiary and affiliated corporations or entities which are participating employers under The Marcus Corporation Pension Plus Plan.

            (j)     “Executive” means any person who is employed by an Employer in an officer, executive or other high managerial capacity, as determined by the Administrator, in its sole discretion.

            (k)     “Income Plan” means The Marcus Corporation Retirement Income Plan set forth herein, as amended and in effect from time to time.

            (l)     “Other Benefits” means any of the following which may be applied to reduce the Accrued Benefit amount payable hereunder to a Participant as calculated pursuant to Section 5.1 hereof:

(i) that portion, if any, of the monthly benefits payable to him under any current or prior qualified defined benefit pension plan of any Employer which is attributable to employer contributions and is based upon a period of service that is recognized both under such pension plan and this Income Plan for benefit accrual purposes; provided, however, that, if the time and/or form of benefit payments under such pension plan (including without limitation, payments pursuant to an annuity purchased as a consequence of such pension plan’s termination and payments of the aforesaid portion included in any distribution from any qualified retirement plan of any Employer to which such portion was transferred) are different from the time and/or form of benefits to be paid under this Income Plan, the reduction amount to be treated as “Other Benefits” shall be the Actuarial Equivalent of the aforesaid portion which appropriately reflects such difference;

(ii) an Actuarial Equivalent amount that appropriately reflects the value of any amount not covered by clause (i) above which is distributed to such Participant under any qualified profit sharing, money purchase pension, stock bonus or other individual account plan of any Employer (excluding The Marcus Corporation Deferred Compensation Plan) and is attributable to employer contributions (other than Code Section 401(k) deferrals elected by such Participant) and based upon a period of service recognized for any purpose under both that plan and this Income Plan; and

(iii) in the case of disability retirement under this Income Plan, the amount of the monthly benefits payable to the Participant under any long-term disability welfare benefit program of any Employer which is attributable to employer contributions; provided, however, that, if the time and/or form of benefits payments under such program are different from the time and/or form of benefits to be paid under this Income Plan, the reduction amount to be treated as “Other Benefits” shall be the Actuarial Equivalent of the aforesaid amount payable under such program which appropriately reflects such difference; provided further, however, that the reduction amount specified by this clause (iii) shall only apply during the period that the Participant is receiving benefit payments under both such program and this Income Plan.

            (m)     “Participant” means an Executive who has satisfied the requirements of Section 3.1 hereof.

            (n)      “Period of Severance” means the period of time between a Participant’s Termination Date and the date he is subsequently rehired by any Employer.

            (o)     “Social Security Benefit” means (i) in all cases except disability retirements covered by clause (ii) below, the estimated monthly primary old age insurance benefit payable to the Participant as of the later of his sixty-fifth (65th) birthday or Termination Date under the provisions of the federal Social Security Act in effect on his Termination Date, or (ii) in the case of a disability retirement due to a disability qualifying for disability benefits under said Act, the estimated monthly primary disability insurance benefit payable to the Participant under the provisions of said Act in effect on his Termination Date, regardless in either case of whether he applies for such benefit or whether he is or becomes ineligible therefor for any reason. If his employment terminates prior to attainment of age sixty-five (65) other than for a disability retirement covered by clause (ii) immediately above, his Social Security Benefit shall be estimated on the assumption his rate of compensation (as defined in Section 1.4 hereof) for the calendar year immediately prior to his Termination Date will continue until age sixty-five (65). Once determined, a Participant’s Social Security Benefit shall not be subject to adjustment except for arithmetical errors in the computation thereof and shall, for all purposes of the Income Plan, be assumed to remain as finally computed regardless of any subsequent fact, event or occurrence which would cause a change or an adjustment in the annual amount thereof actually payable to the Participant.

            (p)     “Spouse” means the person who is legally married to the Participant (i) on the date he first receives a retirement benefit hereunder or, (ii) where his death occurs prior to the commencement of such benefit payments, throughout the entire one (1) year period ending on the date of such death.

            (q)     “Termination Date” means the date on which a Participant’s employment with the Employers ends because he quits, retires, is terminated or dies.

            (r)     “Trust” means the trust established pursuant to the trust agreement dated September 30, 1992, by and between the Company and Bank One Wisconsin Trust Company, NA.

            (s)     “Year of Service” means twelve (12) full months of employment with the Employers which is credited pursuant to Section 3.2 hereof for purposes of participation eligibility, vesting and benefit accrual under the Income Plan.

        Section 1.02. Construction. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words “hereof”, “herein”, “hereunder”and other similar compounds of the word “here” shall mean and refer to the entire Income Plan and not to any particular Article or Section. Titles of Articles and Sections hereof are for general information only, and the Income Plan is not to be construed by reference thereto.

            (a)     The Income Plan shall be construed and its validity determined according to applicable federal laws and, to the extent not preempted by such federal laws, the laws of the State of Wisconsin. In case any provision of this Income Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Income Plan, but the Income Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

ARTICLE II. PURPOSE AND EFFECTIVE DATE

        Section 2.01. Purpose of Income Plan. The purpose of the Income Plan is to provide for the special retirement income needs of certain Executives of the Employers which are not deemed to be satisfied by the applicable current and prior qualified retirement plans of the Employers.

        Section 2.02. Effective Date. The Income Plan is adopted effective June 1, 1990, and applies to any eligible Executive who terminates his employment with the Employers on or after January 1, 1990.

ARTICLE III. PARTICIPATION AND YEARS OF SERVICE

        Section 3.01. Participation. (a) Except as provided in subsection (b) of this Section 3.1, any Executive shall become a Participant in the Income Plan on his participation date (if he is then employed by the Employers), which date shall be the later of June 1, 1990 or the January 1 next following the Executive’s satisfaction of all the following requirements:

(i) attainment of age twenty-one (21);

(ii) completion of one (1) Year of Service; and

(iii) employment with the Employers resulting in earnings which are reportable on the Executive’s W-2 form for the calendar year immediately preceding any potential participation date after his satisfying both requirements (i) and (ii) above and which equal or exceed the greater of eighty thousand dollars ($80,000) or the amount of compensation applicable to such year under Code Section 414(q)(1)(B); provided, however, that such reportable earnings shall include any amounts excludable therefrom pursuant to compensation reductions for deferrals specified in Section 1.01(d) hereof.

            (b)     Any Executive who terminated his employment with the Employers prior to June 1, 1990 but on or after January 1, 1990, and who satisfied the eligibility requirements of subsection (a) of this Section 3.1 on his Termination Date shall become a Participant in the Income Plan on June 1, 1990.

            (c)     A Participant who has once satisfied all the eligibility requirements of subsection (a) of this Section 3.1 will remain eligible to participate in the Income Plan despite whether he continues to satisfy requirement (iii) of said subsection (a) subsequent to his participation date.

        Section 3.02. Years of Service.

            (a)     A Participant shall earn Years of Service in an amount equal to the number determined as follows:

(i) the total number of months during the period beginning on the Participant’s Date of Hire and ending on his Termination Date,

minus

(ii) the total number of months of the Participant’s unpaid leaves of absence, if any, during the period beginning on his Date of Hire and ending on his Termination Date,

divided by

(iii) twelve (12).

            (b)     A Participant who incurs a Period of Severance from employment with the Employers shall have his Years of Service before the Period of Severance reinstated and aggregated with his Years of Service after the Period of Severance for purposes of determining such Participant’s Years of Service under subsection (a) of this Section 3.2.

            (c)     After calculating a Participant’s Years of Service under subsections (a) and (b) of this Section 3.2, any remaining period of less than twelve (12) months shall be disregarded.

            (d)     For purposes of subsection (a)(ii) of this Section 3.2, an unpaid leave of absence shall not include any period of time during which a Participant is absent from his employment:

(i) in order that he may fulfill his obligation as a member of the National Guard or a Reserve Unit of the Armed Forces of the United States of America; or

(ii) in order that he may enter the Armed Forces of the United States or any of its allies during a national emergency or any war in which the United States is engaged or pursuant to any law requiring compulsory military service;

provided, that this subsection (d) shall apply only if the Participant enters the Armed Forces directly from employment with an Employer, does not reenlist after the date of first entering, and becomes reemployed after discharge or release from such Armed Forces within the applicable time limit and under the other conditions prescribed by federal statute for his exercising veterans’ reemployment rights which may be guaranteed by such statute.

ARTICLE IV. ELIGIBILITY FOR BENEFITS

        Section 4.01. Participant’s Eligibility for Benefits. Subject to Section 4.3(b) hereof, a Participant shall be entitled to all or a portion of his Accrued Benefit upon the first to occur of the following:

            (a)     termination of employment with the Employers on or after his attainment of age sixty-five (65) (normal retirement);

            (b)     termination of employment with the Employers due to a total and permanent disability (as defined in Section 4.2 hereof) occurring prior to age sixty-five (65) and on or after his completion of five (5) Years of Service (disability retirement);

            (c)     termination of employment with the Employers prior to age sixty-five (65) and on or after both his attainment of age sixty (60) and completion of five (5) Years of Service (early retirement); or

            (d)     termination of employment with the Employers prior to age sixty (60) and on or after his completion of five (5) Years of Service (deferred vested retirement).

        Section 4.02. Definition of Total and Permanent Disability.

            (a)     “Total and Permanent Disability” means a physical and/or mental disability which:

(i) results from bodily or mental injury or disease, whether occupational or nonoccupational, while employed by the Employers;

(ii) has existed for a continuous period of seven (7) consecutive months;

(iii) either (A) qualifies for disability benefits under the federal Social Security Act or (B) is determined by the Administrator, on the basis of medical evidence satisfactory to the Administrator, to wholly and permanently prevent the Participant from engaging in any occupation or employment for remuneration or profit;

(iv) was not contracted, suffered or incurred while the Participant was engaged in, or did not result from his having engaged in, a criminal act involving moral turpitude; and

(v) did not result from addiction to alcohol or narcotics, self-inflicted injury or act of war.

            (b)     In determining under condition (iii) of subsection (a) of this Section 4.2 whether a Participant is wholly or permanently prevented from engaging in any occupation or employment for remuneration or profit, there shall be excepted from consideration:

(i) work performed pursuant to a medically recommended plan for rehabilitation; and

(ii) work from which the annual earnings amount to no more than twenty-five percent (25%) of his compensation (as defined in Section 1.4 hereof) for the calendar year immediately preceding the date that he incurred the disability which is found to be a Total and Permanent Disability under this subsection (a) of this Section 4.2.

            (c)     Any Participant receiving disability retirement benefits hereunder may be required to submit to medical examination at any time during retirement prior to age sixty-five (65), but not more often than semi-annually, to determine whether he is eligible for continuance of the disability retirement benefits hereunder. If on the basis of such examination it is found that he no longer has a total and permanent disability as defined in subsection (a) of this Section 4.2, his disability retirement benefits hereunder shall cease.

        Section 4.03. Vesting of Accrued Benefit.

            (a)     A Participant who qualifies on his Termination Date for normal, disability or early retirement under clause (a), (b) or (c), respectively, of Section 4.1 hereof shall be one hundred percent (100%) vested in his Accrued Benefit.

            (b)     A Participant who qualifies on his Termination Date for deferred vested retirement under clause (d) of Section 4.1 hereof shall be vested in his Accrued Benefit in accordance with the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE OF ACCRUED BENEFIT
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

            (c)     Notwithstanding subsections (a) and (b) of this Section 4.3 or any other provision herein to the contrary, one hundred percent (100%) of the entire amount of a Participant’s Accrued Benefit shall be forfeited if the Administrator determines, in its sole discretion, as of or subsequent to the Participant’s Termination Date that either or both of the following events shall have occurred:

(i) The Participant engaged in misconduct with respect to his employment with the Employers which shall include, but not be limited to by way of enumeration, theft, embezzlement, dishonesty, fraud, malfeasance, misappropriation, divulging trade secrets or confidential business information, conspiracy against any Employer, refusal of a work assignment by his Employer or assisting a competitor of any Employer; and/or

(ii) During the one (1) year period immediately following the Participant’s Termination Date, the Participant takes employment with, becomes a consultant to or otherwise engages in a business competitive with any business of any Employer within Wisconsin, any state contiguous thereto or any other state in which such Employer does business.

        Section 4.04. Surviving Spouse Pre-Retirement Death Benefit. In the event a Participant dies both while employed by the Employers and on or after his completion of five (5) Years of Service, the Participant’s surviving Spouse, if any, shall be entitled to receive death benefits hereunder as provided in Section 5.4 hereof.

ARTICLE V. INCOME PLAN BENEFIT AMOUNT AND PAYMENT

        Section 5.01. Calculation of Accrued Benefit. The Accrued Benefit of any Participant upon terminating employment with the Employers shall be a monthly benefit equal to the amount calculated as follows:

            (a)     fifty percent (50%) of his Average Monthly Earnings as of his Termination Date,

minus

            (b)     fifty percent (50%) of his Social Security Benefit,

times

            (c)     a fraction, the numerator of which shall be the Participant’s total number of Years of Service as of his Termination Date or thirty (30), whichever is less, and the denominator of which shall be thirty (30), minus

            (d)     any applicable Other Benefits.

        Section 5.02. Payment to Participants.

            (a)     The vested portion (as determined under Section 4.3 hereof) of a Participant’s Accrued Benefit calculated under Section 5.1 hereof shall be payable monthly, commencing with the month next following the later of (i) the month during which the Participant’s Termination Date occurs or (ii) the date specified by the Participant in a written application for commencement of his benefit payments, which date must be subsequent to the month in which such application is received by the Administrator and, except in the case of disability retirement under Section 4.1(b) hereof, the month in which he attains age sixty (60); provided, however, that benefit payments may not be deferred beyond the month next following the month in which the later of the Participant’s Termination Date or sixty-fifth (65th) birthday occurs. Subject to Section 5.3 hereof, the vested portion of a Participant’s Accrued Benefit shall be payable for the Participant’s life only and shall end with the last payment made prior to his death.

            (b)     Any benefit payments to a Participant and his surviving Spouse or other beneficiary in a form other than that provided in subsection (a) of this Section 5.2 shall be adjusted so that their value is the Actuarial Equivalent to the value of the Participant’s vested Accrued Benefit, assuming it is paid monthly in the form provided in such subsection (a), commencing with the month next following the later of his sixty-fifth (65th) birthday or Termination Date. Any benefits actually commencing prior to age sixty-five (65) shall be reduced to reflect the number of months by which the benefit payment commencement date precedes such post-age sixty-five (65) month, with such reduction being four-tenths of one percent (0.4%) for each month of the early commencement period, subject in the case of a disability retirement under Section 4.1(b) hereof, a maximum aggregate reduction of twenty-four percent (24%).

        Section 5.03. Optional Methods of Payment.

            (a)     Prior to the commencement of his benefit payments hereunder and pursuant to procedures established by the Administrator, the Participant may, subject to Section 5.2(b) hereof and subsection (d) of this Section 5.3, elect either of the following applicable optional methods of payment of the vested portion of his Accrued Benefit under Sections 4.3 and 5.1 hereof:

(i) If a Participant has a Spouse on the date that his benefit payments commence, the Participant may receive payment in the form of a Fifty Percent (50%) Joint and Survivor Annuity which shall provide a reduced payment to the Participant for his lifetime and, upon the Participant’s death, a lifetime monthly benefit to his Spouse, if surviving at the time of Participant’s death, in an amount equal to fifty percent (50%) of the reduced monthly benefit which had been payable to the Participant. The last payment of the Fifty Percent (50%) Joint and Survivor Annuity shall be made as of the first day of the month in which the death of both the Participant and his Spouse has occurred.

(ii) A Participant, whether or not he has a Spouse on the date that his benefit payments commence, may receive payment in the form of an One Hundred Twenty (120) Month Sum Certain Annuity which provides a reduced benefit payable during the Participant’s life with the provision that, in the event of his death within a period of ten (10) years after his benefit payment commencement date, such benefits shall continue to such beneficiary(ies) as the Participant shall have designated in writing at the time of his election, for the remainder of the ten (10) year period. If no designated beneficiary survives the Participant, a single sum payment which is the Actuarial Equivalent of the remaining payments shall be made to the estate of the last to survive of the Participant or his beneficiary. In the event all designated beneficiaries die prior to the month for which benefits hereunder commence, then the Participant’s election of this optional annuity form shall not be effective.

            (b)     A Participant must file his written election of an optional form of benefit payment and a designation of his beneficiary(ies), if any, under subsection (a) of this Section 5.3 with the Administrator within ninety (90) days prior to the date on which his benefits commence. A Participant’s election of an optional form of benefit payment and his beneficiary designation thereunder may not be changed after benefit payments have commenced except that a Participant’s designation of a beneficiary(ies) under the One Hundred Twenty (120) Month Sum Certain Annuity may be changed at any time prior to the Participant’s death or prior to the end of the ten (10) year period of benefit payment, whichever is earlier.

            (c)     In the event that a Participant to whom payment of benefits hereunder has commenced is reemployed as a regular, full time employee by an Employer, benefit payments hereunder shall be suspended. Such suspension shall be effective with the first payment due after the date on which the Participant is reemployed as a regular, full time employee by an Employer and shall continue until the first day of the month next following the date on which such employment with the Employers again terminates. As of the first day of the month next following the month in which the suspension ends, the annuity payments in the amount and form which the Participant had been receiving shall recommence. Any additional benefits to which the Participant may become entitled as a result of his reemployment shall be payable at such time and in such form as may be determined under other provisions of the Income Plan, with the recommenced benefit payments being treated as Other Benefits of the Participant. The determination of whether a rehired person is reemployed in a regular, full time capacity shall be made by the Administrator.

            (d)     Upon termination of a Participant’s employment for any reason other than normal, disability or early retirement or death, the Administrator may elect, at its sole discretion, to distribute the Actuarial Equivalent present value of the Participant’s entire vested Accrued Benefit to such Participant in a lump sum. Notwithstanding any provisions to the contrary contained herein, if a Participant who receives a lump sum distribution pursuant to this subsection (d) is subsequently rehired by an Employer, the amount of any benefit he shall become entitled to receive under the Income Plan as a result of his reemployment shall be offset by the amount which is the Actuarial Equivalent of such lump sum distribution as if such amount were Other Benefits of the Participant.

        Section 5.04. Pre-Retirement Death Benefit.

            (a)     Subject to subsection (b) of this Section 5.4, in the event a Participant’s surviving Spouse, if any, is eligible for pre-retirement death benefits pursuant to Section 4.04 hereof, such Spouse shall be entitled to receive fifty percent (50%) of the monthly Joint and Survivor Annuity, determined in accordance with Sections 4.3, 5.1 and 5.3(a)(i), that the Participant would have been entitled to receive had he terminated employment with the Employers on the day before his death.

            (b)     Payment of benefits to a surviving Spouse shall commence the month next following what would have been the Participant’s sixtieth (60th) birthday or the Participant’s date of death, whichever is later, and the amount of such payments shall be reduced by four-tenths of one percent (0.4%) for each month payments are made prior to the month next following what would have been the Participant’s sixty-fifth (65th) birthday, except that such reduction shall not be made if the surviving Spouse defers receipt of benefit payments until such post-age sixty-five (65) month.

ARTICLE VI. FUNDING OF BENEFITS

        Section 6.01. Source of Benefit Payment.

            (a)     Except as otherwise provided in subsection (c) of this Section 6.1, no funds or other assets of the Company or the other Employers shall be segregated and attributable to any benefit payments to be made at a later time as hereinabove provided, but rather benefit payments under the Income Plan shall be made from the general assets of the Company at the time any such payment becomes due and payable. Benefit payments under the Income Plan are to be taken as deductions for income tax purposes in the Company’s fiscal year that they are actually made. No Participant or his Spouse or beneficiary (surviving or otherwise), if any, shall have any proprietary rights of any nature whatsoever with respect to any benefit payments, unless and until such time a benefit payment, and then only as to the amount of such payment, is made to such Participant or the surviving Spouse or beneficiaries thereof, as the case may be.

            (b)     The dollar amount of benefits that the Income Plan is obligated to pay to Participants pursuant to the provisions contained herein will be recorded as part of the Company’s standard accounting procedures.

            (c)     In the event that there is a change of control or potential change of control (as defined in the Trust document) of the Company, the Company will fund the Trust in accordance with the provisions of the Trust document to assure that obligations owed to Participants hereunder as of the date of said change shall be met; provided, however, that all monies deposited in the Trust shall remain subject to the claims of the Company’s general creditors.

ARTICLE VII. OTHER PROVISIONS

        Section 7.01. Administration of the Income Plan. The Income Plan shall be administered by the Administrator who shall have all such powers that may be necessary to carry out the provisions of the Income Plan in the absence of any action by the Board, including without limitation, the power to delegate administrative matters to other persons, to amend, construe and interpret the Income Plan, to adopt and revise rules, regulations and forms relating to and consistent with the Income Plan’s terms and to make any other determinations which it deems necessary or advisable for the implementation and administration of the Income Plan; provided, however, that the right and power to amend the Income Plan’s Accrued Benefit calculation formula and vesting requirements and/or to terminate the Income Plan are reserved exclusively to the Board. Subject to the foregoing, all decisions and determinations by the Administrator shall be final, binding and conclusive as to all parties, including without limitation any Employer, any Participant, any Spouse or other beneficiary of a Participant, all other Executives and employees of the Employers and all other persons.

        Section 7.02. Non-Alienation of Payments. Any benefits payable under the Income Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Administrator or any Employer. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or the surviving Spouse or beneficiary thereof, as the case may be. If any such Participant, surviving Spouse or beneficiary shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any benefit payments to be made to that person under the Income Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Administrator, in its sole discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the Spouse, children, or other dependents thereof, or any of them, in such manner as the Administrator may deem proper.

        Section 7.03. Incompetency. Every person receiving or claiming benefit payments under the Income Plan shall be conclusively presumed to be mentally competent and age of majority until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, that such person is incompetent and/or a minor and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming benefit payments under this Income Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator; provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator. Any such payment so made shall be a complete discharge of any liability therefor.

        Section 7.04. Limitation of Rights Against the Employers. Participation in the Income Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Participant any right to be retained in the service of any Employer, limiting in any way the right of any Employer to terminate such Participant’s employment at any time, evidencing any agreement or understanding express or implied, that any Employer will employ such Participant in any particular position or at any particular rate of compensation and/or guaranteeing such Participant any right to receive any other form or amount of remuneration from any Employer.

        Section 7.05. Liability. Neither the Employers nor any shareholder, director, officer or other employee of any Employer or the Administrator or any other person shall be jointly or severally liable for any act or failure to act hereunder, except for gross negligence or fraud.

        Section 7.06. Amendment or Termination of the Income Plan. The Company, by action of the Board or the Administrator, as applicable, reserves the right to amend, modify, terminate or discontinue the Income Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Participant hereunder, any surviving Spouse or beneficiary thereof and all other Executives, employees and persons; provided, however, that any such action by the Board or the Administrator, as applicable, to terminate or discontinue the Income Plan or to change the monthly payment amount or the time and manner of payment thereof as then provided in the Income Plan shall not be effective and operative unless and until written consent thereto is obtained from each Participant affected by such action or, if any such Participant is not then living, from the surviving Spouse or beneficiary thereof, as the case may be.

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